Exhibit 10.2

AWARD NOTICE

AND

LTIP UNIT AWARD AGREEMENT

(20[•] LTIP Unit Award Agreement)

INVITATION HOMES INC.

2017 OMNIBUS INCENTIVE PLAN

The Participant has been granted LTIP Units with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the LTIP Unit Award Agreement entered into by and between the Participant and the Company to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice shall have the meanings set forth in the LTIP Unit Award Agreement and the Plan, as applicable.

Participant:		[ ]
Date of Grant:		[ ], 20[•]
Vesting Start Date:		[ ], 20[•]
Time Vesting LTIP Units Granted:		[ ]
Performance Vesting (Target) LTIP Units Granted:	[ ], consisting of:

[  ] Tranche I Performance Vesting (Target) LTIP Units

[  ] Tranche II Performance Vesting (Target) LTIP Units

1. Issuance of LTIP Units.

(a) Award. The Operating Partnership hereby issues to the Participant the number of LTIP Units set forth above. This Award represents the right to: (i) vest in a number of Time Vesting LTIP Units upon the terms set forth herein, (ii) earn and vest in a number of Performance Vesting LTIP Units based on achievement of the Performance Conditions set forth below with respect to the Performance Period specified below and application of the TSR Modifier Factor (as defined below), but subject to application of the Value Cap (as defined below), and (iii) as described in Section 7 of the LTIP Unit Award Agreement, receive a payment (in the form as elected by the Committee in its sole discretion) equal to the dividends declared by the Company during the Performance Period with respect to a number of LTIP Units that become vested in accordance with this agreement, in each case, subject to the performance, vesting, payment, forfeiture and other terms and conditions set forth in this Agreement.

(b) Issuance of LTIP Units. If not already a Partner, the Operating Partnership hereby admits the Participant as a Partner of the Operating Partnership on the terms and conditions set forth herein, in the Plan and in the Partnership Agreement. The Operating Partnership and the Participant acknowledge and agree that the LTIP Units are hereby issued to the Participant for the performance of services to or for the benefit of the Operating Partnership in his or her capacity as a Partner or in anticipation of the Participant becoming a Partner. Upon receipt of the Award, the Participant shall, automatically and without further action on his or her part, be deemed to be a party to, signatory of and bound by the Partnership Agreement. At the request of the Partnership, the Participant shall execute the Partnership Agreement or a joinder or counterpart signature page thereto. The Participant acknowledges that the Partnership may from time to time issue or cancel (or otherwise modify) LTIP Units and/or other equity interests in accordance with the terms of the Partnership Agreement. The Award shall have the rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion set forth herein, in the Plan and in the Partnership Agreement.

2. Vesting.

(a) Time Vesting LTIP Units. The Time Vesting LTIP Units shall vest in equal installments on each of the first three anniversaries of the Vesting Start Date, subject to the Participant’s continued employment through the applicable vesting date; provided, that if the number of LTIP Units specified above is not evenly divisible by three, then no fractional units shall vest and the installments shall be as equal as possible with the smaller installments vesting first.

(b) Performance Vesting LTIP Units. The Performance Vesting LTIP Units will become earned (“Earned Units”) based on the achievement of the Performance Conditions set forth below with respect to the Performance Period specified below and application of the TSR Modifier Factor, but subject to application of the Value Cap (as defined below).

(i) Performance Conditions. The number of Performance Vesting LTIP Units in each tranche that become Earned Units shall be based on the achievement of the Performance Conditions set forth below applicable to such tranche and application of the TSR Modifier Factor. The number of Performance Vesting LTIP Units earned in respect of such tranche shall be equal to the sum of (A) the product of (x) the target number of Performance Vesting LTIP Units in such tranche multiplied by (y) the applicable Percentage of Award Earned for such tranche (calculated in accordance with 2(b)(ii)) (such product, the “Unmodified Earned LTIP Units”) plus (B) the product of (x) the Unmodified Earned LTIP Units multiplied by (y) the TSR Modifier Factor.

Tranche	Performance Condition	Performance Period	Threshold Level of Achievement	Target Level of Achievement	Maximum Level of Achievement
Tranche I	INVH TSR Relative to RMS Index CAGR	January 1, 20[•]– December 31, 20[•]	[•] percentage	[•] percentage	[•] percentage
Tranche II	Same Store NOI Growth CAGR	January 1, 20[•] – December 31, 20[•]	[•]%	[•]%	[•]%

(ii) Calculation of Number of Unmodified Earned LTIP Units. Following the last day of the Performance Period, the Committee shall calculate the Percentage of Award Earned with respect to each tranche, based on the percentages specified below. If actual performance with respect to any tranche is between “Threshold” and the “Target” or the “Target” and “Maximum” levels of achievement, the Percentage of Award Earned shall be determined using linear interpolation (and rounded to the nearest whole percentage point) between such numbers. In the event that actual performance does not meet the Threshold Level of Achievement with respect to any tranche, the “Percentage of Award Earned” with respect to such tranche shall be zero. All determinations with respect to whether and the extent to which a Performance Condition has been achieved shall be made by the Committee in its sole discretion and the applicable Performance

Conditions shall not be achieved and the applicable Performance Vesting LTIP Units shall not become Unmodified Earned LTIP Units until the Committee certifies in writing the extent to which such Performance Conditions have been met. In addition, all determinations with respect to the calculation of the TSR Modifier Factor shall be made by the Committee in its sole discretion and the Committee shall certify in writing the final calculation of the TSR Modifier Factor prior to determining the number of Unmodified Earned LTIP Units that become Earned Units.

Level of Achievement	Percentage of Award Earned Prior to Application of TSR Modifier Factor
Below Threshold	0%
Threshold	50%
Target	100%
Maximum	200%
Above Maximum	200%

(iii) Calculation of TSR Modifier Factor. Following the last day of the Performance Period, the Committee shall calculate the Modifier TSR for the Performance Period to determine the percentage, if any, by which the number of Earned Units will be modified based on the Modifier TSR for the Performance Period (such percentage, the “TSR Modifier Factor”):

(A) If the Modifier TSR for the Performance Period is [•]% or less, then the TSR Modifier Factor shall be 0%.

(B) If the Modifier TSR for the Performance Period is [•]% or more, then the TSR Modifier Factor shall be 50%.

If the Modifier TSR for the Performance Period falls between [•]% and [•]%, then the TSR Modifier Factor shall be determined using linear interpolation (and rounded to the nearest whole percentage point). For example, if the Modifier TSR for the Performance Period is [•]%, then the TSR Modifier Factor shall be 25%. Following determination of the TSR Modifier Factor, the number of Earned LTIP Units will be calculated as set forth in Section 2(b).

(iv) Limitation on Number of Earned LTIP Units. The maximum dollar value of Earned LTIP Units on the Determination Date cannot exceed the product of (x) 300% of the target number of Performance Vesting LTIP Units granted hereunder multiplied by (y) $55.00 (such product, the “Value Cap”). In the event that the dollar value of the Earned LTIP Units exceeds the Value Cap, the number of Earned LTIP Units will be reduced to the greatest whole number of Earned LTIP Units that have an aggregate dollar value based on the Fair Market Value of a Share on the Determination Date that is as near as practicable to the Value Cap, with all Earned LTIP Units exceeding the Value Cap being forfeited for no consideration.

(v) Unvested LTIP Units Forfeited. Any Performance Vesting LTIP Units which do not become Earned LTIP Units based on actual performance during the Performance Period shall be forfeited as of the last day of the Performance Period, except to the extent set forth in the LTIP Unit Award Agreement.

3. Vesting of Earned Units. Any Performance Vesting LTIP Units that become Earned Units shall become vested on the Determination Date for the Performance Period.

Please contact [***] if you have questions or need to transact on your LTIP Units.

4. Definitions. For the purposes of this Award Notice:

(a) “Beginning Share Price” with respect to the Performance Period shall mean the 20 day trailing average closing stock price as of (but excluding) the first day of the Performance Period (subject to adjustment in accordance with Section 14 of the Plan).

(b) “CAGR” shall mean compounded annual growth rate, and shall be expressed as a percentage (rounded to the nearest tenth of a percent 0.1%) and shall be calculated for a performance period using the following formula:

(c) “Determination Date” shall mean, with respect to the Performance Period, the date the Performance Conditions and the TSR Modifier Factor for such Performance Period are certified by the Committee in writing.

(d) “Ending Share Price” with respect to the Performance Period shall mean the 20 day trailing average closing stock price through (and including) the last trading day of a Performance Period.

(e) “INVH TSR” shall be calculated as the CAGR, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per Share during the Performance Period due to the appreciation or depreciation in the price per Share and dividends paid during the Performance Period, assuming dividends are reinvested on their respective ex-dividend dates, and calculated using the Beginning Share Price and the Ending Share Price.

(f) INVH TSR Relative to RMS Index CAGR” in respect of the Performance Period shall mean the INVH TSR for the Performance Period, less the RMS Index CAGR for the Performance Period. For the avoidance of doubt, the intent of the Committee is that RMS Index CAGR over the Performance Period be calculated in a manner designed to produce a fair comparison between the INVH TSR percentage and the RMS Index CAGR for the purpose of determining INVH TSR Relative to RMS Index CAGR.

(g) “Modifier TSR” means the cumulative growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)) in the value of a Share during the Performance Period reflecting the appreciation or depreciation in the price per Share during the Performance Period, assuming dividends are reinvested on their respective ex-dividend dates, and calculated using the following formula (where “D” is the ending amount of total dividends paid to a shareholder of record with respect to one Share during the Performance Period reinvested):

Ending Share Price + D - Beginning Share Price

Beginning Share Price

(h) “RMS Index CAGR” shall be calculated as the CAGR, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value of the MSCI US REIT Index during the Performance Period due to the appreciation or depreciation in the index during the Performance Period, but using (x) the 20 day trailing average closing price of the index as of (but excluding) the first day of the Performance Period and (y) the 20 day trailing average closing price of the index through (and including) the last trading day of a Performance Period.

(i) “Same Store NOI Growth” means net operating income for an identified population of homes as set forth in the Company’s annual and quarterly reports filed with the SEC in respect of the actual Performance Period.

LTIP UNIT AWARD AGREEMENT

(20[•] GRANT)

INVITATION HOMES INC.

2017 OMNIBUS INCENTIVE PLAN

This LTIP Unit Award Agreement, effective as of the Date of Grant (as defined below), is by and among Invitation Homes Inc., a Maryland corporation (the “Company” or “INVH”), Invitation Homes Operating Partnership LP, a Delaware limited partnership (the “Operating Partnership”) and the Participant (as defined below).

WHEREAS, the Company has adopted the Invitation Homes Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) in order to provide additional incentives to selected officers, employees, consultants and advisors of the Company Group; and

WHEREAS, the Committee (as defined in the Plan) responsible for administration of the Plan has determined to grant the Award to the Participant as provided herein and the Company, the Operating Partnership and the Participant hereby wish to memorialize the terms and conditions applicable to such Award.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the Award Notice, as applicable. The following terms shall have the following meanings for purposes of this Agreement:

(a) “Agreement” shall mean this LTIP Unit Award Agreement including (unless the context otherwise requires) the Award Notice and Appendix A.

(b) “Award” shall mean this LTIP Unit Award.

(c) “Award Notice” shall mean the notice to the Participant attached to this Agreement. Agreement.

(d) “Capital Account” shall have the meaning set forth in the Partnership

(e) “Constructive Termination” shall have the meaning set forth in any employment agreement, or if no such agreement exists, the meaning set forth in any other agreement providing for severance benefits (including a participation notice under the Company’s Executive Severance Plan) entered into by the Participant and a member of the Company Group, as may be amended, modified or supplemented from time to time, or, if no such agreement exists at the time of a termination of employment or service, (i) a material reduction in the Participant’s total compensation opportunity (measured as base salary, target annual bonus opportunity, and target long-term cash incentive opportunity in the aggregate) other than in connection with an across-the-board reduction of compensation which does not exceed 10% of the Participant’s base salary and that is applied to all senior executives of the Company; or (ii) a relocation of the Participant’s principal place of employment by more than 50 miles; provided that any event described in clause (i) or (ii) above shall not constitute a Constructive Termination unless the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which otherwise would constitute Constructive Termination; and provided, further, that “Constructive Termination” shall cease to exist for an event on the 60th day following the Participant’s knowledge thereof, unless the Participant has given the Board written notice thereof prior to such date.

(f) “Date of Grant” shall mean the “Date of Grant” listed in the Award Notice.

(g) “Detrimental Activity” shall mean the Participant’s (i) willful or repeated failure or refusal to perform such duties which results in demonstrable material harm to the Company Group, following written notice from the Committee and ten days opportunity to cure; (ii) conviction of, or plea of guilty or no contest to, (A) any felony; or (B) any other crime that results in, or could reasonably be expected to result in, material harm to the business or reputation of the Company or any other member of the Company Group; (iii) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or any other member of the Company Group; or (iv) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Service Recipient.

(h) “General Partner” shall have the meaning set forth in the Partnership

Agreement.

(i) “Participant” shall mean the “Participant” listed in the Award Notice.

(j) “Partner” shall have the meaning set forth in the Partnership Agreement.

(k) “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 9, 2017, as it may be amended and/or restated from time to time.

(l) “Performance Period” shall mean the “Performance Period” set forth in the Award Notice.

(m) “Qualifying Termination” shall mean the Participant’s employment or service, as applicable, with the Company Group is terminated by the Company Group without Cause, or is terminated by the Participant following a Constructive Termination.

(n) “Restrictive Covenant Violation” shall mean the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.

(o) “Retirement” shall mean the Participant’s voluntary resignation from employment, other than while grounds for “Cause” exist, when (x) the Participant’s age is at least 55 years old, (y) the Participant’s Years of Service is at least ten years, and (z) the sum of the Participant’s age and years of service is at least 65.

(p) “LTIP Units” shall mean that number of LTIP Units listed in the Award Notice as “LTIP Units Granted.”

(q) “Share” shall mean a share of the Company’s Common Stock.

(r) “Years of Service” shall mean the number of full months (converted to years) of employment and other business relationships with the Company and its predecessors.

2. Grant of Units.

(a) The Company hereby grants the LTIP Units to the Participant (all or a portion of which that are Performance-Vesting LTIP Units may become Earned Units), subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement.

(b) The Participant acknowledges and represents that Participant has been advised by the Company and the Operating Partnership that:

(i) the offer and sale of the LTIP Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”);

(ii) the LTIP Units must be held indefinitely and the Participant must continue to bear the economic risk of the investment in the LTIP Units unless the offer and sale of such LTIP Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the Partnership Agreement);

(iii) there is no established market for the LTIP Units and it is not anticipated that there will be any public market for the LTIP Units in the foreseeable future;

(iv) a restrictive legend in the form set forth below, and such as may be determined by the Company and/or the Operating Partnership pursuant to the Partnership Agreement, shall be placed on the certificates, if any, representing the LTIP Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN AN AWARD AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(v) a notation shall be made in the appropriate records of the Operating Partnership indicating that the LTIP Units are subject to restrictions on transfer and, if the Operating Partnership should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the LTIP Units.

(c) The Participant represents and warrants that:

(i) The Participant’s financial situation is such that the Participant can afford to bear the economic risk of holding the LTIP Units for an indefinite period of time, has adequate means for providing for the Participant’s current needs and personal contingencies, and can afford to suffer a complete loss of the Participant’s investment in the LTIP Units;

(ii) The Participant’s knowledge and experience in financial and business matters are such that the Participant is capable of evaluating the merits and risks of the investment in the LTIP Units;

(iii) The Participant understands that the LTIP Units are a speculative investment which involves a high degree of risk of loss of the Participant’s investment therein, there are substantial restrictions on the transferability of the LTIP Units and, on the Date of Grant and for an indefinite period following the Date of Grant, there will be no public market for the LTIP Units and, accordingly, it may not be possible for the Participant to liquidate the Participant’s investment in case of emergency, if at all;

(iv) The Participant understands and has taken cognizance of all the risk factors related to the purchase of the LTIP Units and, other than as set forth in this Agreement and the Partnership Agreement, no representations or warranties have been made to the Participant or the Participant’s representatives concerning the LTIP Units or the Company or the Operating Partnership, or their prospects or other matters;

(v) The Participant has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the Partnership Agreement, the Company’s organizational documents and the terms and conditions of the receipt of the LTIP Units and to obtain any additional information which the Participant deems necessary; and

(vi) The Participant is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.

(d) Section 83(b) Election. Within 10 days after the Date of Grant, the Participant shall provide the Company with a copy of a completed election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder in the forms of Exhibit A hereto. The Participant shall timely (within 30 days of the Date of Grant) file (via certified mail, return receipt requested) such election with the Internal Revenue Service and shall thereafter notify the Company that the Participant has made such timely filings. The Participant should consult Participant’s tax advisor regarding the consequences of Section 83(b) elections, as well as the receipt, vesting, holding and sale of LTIP Units.

3. Capital Account. The Participant shall make no contribution of capital to the Operating Partnership in connection with the Award and, as a result, the Participant’s Capital Account balance in the Operating Partnership immediately after its receipt of the LTIP Units shall be equal to zero, unless the Participant was a Partner in the Operating Partnership prior to such issuance, in which case the Participant’s Capital Account balance shall not be increased as a result of its receipt of the LTIP Units.

4. Vesting. The LTIP Units shall become vested in accordance with the schedule set forth on the Award Notice.

5. Termination of Employment.

(a) In the event that the Participant’s employment or service, as applicable, with the Company Group terminates for any reason, any unvested LTIP Units shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested LTIP Units shall cease as of the effective date of termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan or this Agreement).

(b) Notwithstanding the foregoing, in the event of a Qualifying Termination, subject to the Participant’s execution and non-revocation of the Company’s standard form of release of claims:

(i) The next installment of Time Vesting LTIP Units which could become vested in accordance with the Award Notice, and all Earned Units outstanding under this Agreement, shall become vested.

(ii) With respect to any Performance Vesting LTIP Units for which the Performance Period has not been completed, a prorated portion of the Performance Vesting LTIP Units will remain outstanding and eligible to vest based on actual performance on the last day of the Performance Period, with such proration based on the number of days the Participant was employed during the Performance Period, relative to the total number of days in the Performance Period. Any Performance Vesting LTIP Units which become Earned Units following the Determination Date shall become vested on the Determination Date

(c) Notwithstanding the foregoing, in the event the Participant’s employment or service with the Company Group is terminated by the Company Group following the Participant’s death or during the Participant’s Disability, subject to the Participant’s or executor’s execution and non-revocation of the Company’s standard form of release of claims:

(i) the Time Vesting LTIP Units and any Earned Units outstanding under this Agreement shall become vested as of the Termination Date.

(ii) With respect to any Performance Vesting LTIP Units for which the Performance Period has not been completed, a prorated portion of the Performance Vesting LTIP Units will remain outstanding and eligible to be earned based on actual performance on the last day of the Performance Period, with such proration based on the number of days the Participant was employed during the Performance Period, relative to the total number of days in the Performance Period. Any LTIP Units that become Earned Units following the Determination Date based on the prorated LTIP Units shall become fully vested on the Determination Date.

(d) Notwithstanding the foregoing, in the event of a Participant’s Retirement following written notice at least six months prior to the date of the Participant’s resignation:

(i) The Time Vesting LTIP Units outstanding under this Agreement shall remain outstanding and eligible to vest so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date.

(ii) Earned Units outstanding under this Agreement shall remain outstanding and eligible to vest so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date.

(iii) A prorated portion of the Performance Vesting LTIP Units will remain outstanding and eligible to become Earned Units, notwithstanding the Participant’s Retirement, based on the extent to which the Performance Conditions are satisfied following the completion of the Performance Period, with such proration based on the number of days the Participant was employed during the Performance Period, relative to the total number of days in the Performance Period. Any Performance Vesting LTIP Units which become Earned Units pursuant to this Section 5(d) shall become vested in accordance with Section 5(d)(ii).

(e) The Participant’s rights with respect to the Award shall not be affected by any change in the nature of the Participant’s employment or service, as applicable, so long as the Participant continues to be an employee or service provider, as applicable, of the Company Group. Whether (and the circumstances under which) the Participant’s employment or service, as applicable, has terminated and the determination of the Termination Date for the purposes of this Agreement shall be determined by the Committee (or, with respect to any Participant who is not a director or “officer” as defined under Rule 16a-1(f) of the Exchange Act, its designee, whose good faith determination shall be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Award). As a pre-condition to a Participant’s right to continued vesting following Retirement, the Committee, or its designee, may require the Participant to certify in writing prior to each applicable vesting date that no Restrictive Covenant Violation has occurred.

6. Change in Control.

(a) Treatment of Performance Vesting LTIP Units.

(i) Calculation of Change in Control Earned Units. Unless otherwise determined by the Committee in its sole discretion, in the event of a Change in Control during the Participant’s employment and prior to the completion of the Performance Period, the number of Performance Vesting LTIP Units that shall become Earned Units shall be calculated based on:

(A) the INVH TSR and the RMS Index CAGR as measured through the date of the Change in Control based on the closing price of a Share of the Company on the last trading day immediately prior to the Change in Control (or, if the Company’s shares are not publicly traded immediately prior to the Change in Control, based on the value of a Share as determined by the Committee based on the actual or implied price paid in the Change in Control) relative to the performance criteria set forth in the Award Notice;

(B) the Company’s actual Same Store NOI Growth CAGR measured through the most recently completed fiscal quarter relative to the performance criteria set forth in the Award Notice; and

(C) the TSR Modifier Factor as measured through the date of the Change in Control.

The number of Earned LTIP Units calculated in accordance with the foregoing (the “Change in Control Earned Units”) shall not be prorated based on the number of completed days in the Performance Period.

(ii) Vesting of Change in Control Earned Units. Any Performance Vesting LTIP Units which become Change in Control Earned Units shall become vested as to 50% of such Change in Control Earned Units as of the date of the Change in Control, and as to the remaining 50% of the Change in Control Earned Units on the first anniversary of the date of the Change in Control.

(b) Certain Terminations Following a Change in Control. Notwithstanding Section 5(a) of this Agreement, in the event of a Qualifying Termination during the 24-month period immediately following a Change in Control, subject to the Participant’s execution and non-revocation of the Company’s standard form of release of claims, any unvested Time Vesting LTIP Units, Earned Units, and Change in Control Earned Units shall become vested as of the Termination Date.

(c) Assumption of Awards. In the event of a Change in Control, in connection with which the successor to the Company fails to assume, convert or replace the LTIP Units, the Time Vesting LTIP Units, Earned Units and the Change in Control Earned Units, to the extent not assumed, will become vested as of immediately prior to the Change in Control.

7. Distributions.

(a) In addition to any LTIP Units that vest in accordance with this Agreement, the Participant shall be entitled to a payment (in the form as elected by the Committee in its sole discretion), payable as soon as practicable after any LTIP Units become vested, but in no event later than the fifteenth (15th) day of the third (3rd) month following the applicable vesting date, in an amount equal to the excess of (a) the aggregate dividends declared by the Company from the Date of Grant to the applicable vesting date for the LTIP Units issued hereunder (including both ordinary and extraordinary dividends) in respect of a number of Shares equal to the number of Time Vesting LTIP Units that are vested and the number of Performance Vesting LTIP Units that are Earned Units (the “Vesting Period Dividend Equivalent”), over (b) the amount of any distributions made by the Operating Partnership pursuant to Article 5 of the Partnership Agreement to the Participant from the Date of Grant through the applicable vesting date in respect of the LTIP Units that become vested on such vesting date. The Participant shall not be entitled to any payment under this Section 7 if either (x) the number of LTIP Units vesting on any applicable vesting date is zero, or (y) the amount of distributions made by the Operating Partnership as described in clause (b) above is greater than the aggregate dividends declared as described in clause (a) above. To the extent the General Partner deems appropriate, any distributions under this Section 7 shall result in a special allocation of gross income to the Participant to the extent necessary to account for the receipt of additional distributions. Any Vesting Period Dividend Equivalents granted in connection with this Award, and any amounts that may become distributable in respect thereof, shall be treated separately from the LTIP Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

(b) For purposes of the LTIP Units granted pursuant to this Agreement, the LTIP Fraction (as defined in the Partnership Agreement) shall be 1/10.

8. Subject to Partnership Agreement; Restrictions on Transfer. The Award and the LTIP Units are subject to the terms of the Plan and the terms of the Partnership Agreement, including, without limitation, the restrictions on transfer of Partnership Interests (as defined in the Partnership Agreement) set forth in Article 11 of the Partnership Agreement. Any permitted transferee of the Award or LTIP Units shall take such Award or LTIP Units subject to the terms of the Plan, this Agreement, and the Partnership Agreement. Any such permitted transferee must, upon the request of the Operating Partnership, agree to be bound by the Plan, the Partnership Agreement, and this Agreement, and shall execute the same on request, and must agree to such other waivers, limitations, and restrictions as the Operating Partnership or the Company may reasonably require. Any transfer of the Award or LTIP Units which is not made in compliance with the Plan, the Partnership Agreement and this Agreement shall be null and void and of no effect. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Award or the LTIP Units except as permitted by the Partnership Agreement.

9. Repayment of Proceeds; Clawback Policy. In the event of a Restrictive Covenant Violation or if the Participant engages in Detrimental Activity prior to the fourth anniversary of the Date of Grant, the Participant shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10 business days of the Company’s request to the Participant therefor, an amount equal to the aggregate after-tax proceeds the Participant received upon the sale or other disposition of, or distributions in respect of, the LTIP Units. In addition, in the event of a restatement of the Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations), the result of which is that the number of LTIP Units that became Earned Units would have been a lower amount had it been calculated based on such restated results, and the Committee determines that the Participant engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement, the Company shall be entitled to recoup from the Participant, an amount equal to the excess of the compensation received by the Participant over the amount the Participant would have been entitled to if calculated based on the restated financial results. The amount of any request for clawback or recoupment shall take into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment. The Award and all proceeds of the LTIP Units shall be subject to the Company’s or the Operating Partnership’s clawback policies, if any, and as in effect from time to time, to the extent any such policy is required by law.

10. No Right to Continued Employment or Engagement. Neither the Plan nor this Agreement nor the Participant’s receipt of the Award hereunder shall impose any obligation on the Company or any of its Affiliates to continue the employment or engagement of the Participant. Further, the Company or any of its Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

11. Adjustments Upon Change in Capitalization. The terms of this Agreement, including the LTIP Units, any Vesting Period Dividend Equivalents, and/or the Shares, shall be subject to adjustment in accordance with Section 14 of the Plan. This paragraph shall also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Company’s Common Stock (whether in the form of cash or other property). In the event of an equity restructuring, the Committee shall adjust any Performance Condition to the extent it is affected by such restructuring in order to preserve (without enlarging) the likelihood that such Performance Condition shall be satisfied. The manner of such adjustment shall be determined by the Committee in its sole discretion. For this purpose, “equity restructuring” shall mean an “equity restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10.

12. Taxes. The Operating Partnership and the Participant intend that (i) the LTIP Units be treated as a “profits interest” as defined in in Internal Revenue Service Revenue Procedure 93-27, as clarified by Revenue Procedure 2001-43, (ii) the issuance of such units not be a taxable event to the Operating Partnership or the Participant as provided in such revenue procedure, and (iii) the Partnership Agreement, the Plan and this Agreement be interpreted consistently with such intent. In furtherance of such intent, effective immediately prior to the issuance of the LTIP Units, the Operating Partnership may revalue all Operating Partnership assets to their respective gross fair market values, and make the resulting adjustments to the Capital Accounts of the partners, in each case as set forth in the Partnership Agreement. The Company, the Operating Partnership or any Subsidiary may withhold from the Participant’s wages, or require the Participant to pay to such entity, any applicable withholding or employment taxes resulting from the issuance of the Award hereunder, from the vesting or lapse of any restrictions imposed on the Award, or from the ownership or disposition of the LTIP Units. To the extent applicable, the terms of this Agreement will be treated as part of the Partnership Agreement for tax purposes.

13. Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Award granted hereunder (including the LTIP Units) is subject to the Plan. The LTIP Units are deemed to be OP Units under the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

14. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15. Governing Law; Arbitration and Venue.

(a) This Agreement, and the Plan with respect to Participant’s participation in the Plan with respect to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Texas applicable to contracts made and performed wholly within the State of Texas, without giving effect to the conflict of laws provisions thereof, except that any actions with respect to the matters set forth in Appendix A shall be governed by and construed in accordance with the internal laws of the state where the Participant primarily performed services.

(b) Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising with respect to the matters set forth in Appendix A, to the extent necessary for the Company or Operating Partnership (or other member of the Company Group, where applicable) to avail itself of the rights and remedies referred to therein) that is not resolved by Participant and the Company or Operating Partnership (or other member of the Company Group, where applicable) through good-faith negotiations shall be submitted to arbitration in Dallas, Texas and the employment arbitration rules and procedures of the American Arbitration Association, before an arbitrator experienced in employment and compensation disputes who is licensed to practice law in the State of Texas. The determination of the arbitrator shall be conclusive and binding on the Company and the Operating Partnership (or other member of the Company Group, where applicable) and Participant (or its heirs, beneficiaries or assigns, where applicable) and judgment may be entered on the arbitrator(s)’ award in any court having component jurisdiction. Each of the Participant, the Company, the Operating Partnership and any transferees who hold the Award pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Maryland; (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum; and (c) any right to a jury trial.

16. Successors in Interest. Any successor to the Company and the Operating Partnership shall have the benefits of the Company and the Operating Partnership under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company and the Operating Partnership under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

17. Data Privacy Consent.

(a) General. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company and the Operating Partnership for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and the Operating Partnership may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company or the Operating Partnership, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”).

(b) Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.

(c) Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service and career with the Employer will not be adversely affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company and the Operating Partnership would not be able to grant Awards, LTIP Units or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

18. Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company and its Affiliates. Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company or any of its Affiliates.

19. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Award contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Awards, or benefits in lieu of Awards, even if Awards have been granted in the past; (c) all determinations with respect to future grants of Awards, if any, including the grant date, the number of LTIP Units granted and the applicable vesting terms, will be at the sole discretion of the Company and the Operating Partnership; (d) the Participant’s participation in the Plan is voluntary; (e) the value of the Award is an extraordinary item of compensation that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of Awards, and the income and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and for the avoidance of doubt, the Award shall not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying LTIP Units is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to Award proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

20. Award Administrator. The Company or the Operating Partnership may from time to time designate a third party (an “Award Administrator”) to assist the Company or the Operating Partnership in the implementation, administration and management of the Plan and any Awards granted thereunder, including by sending award notices on behalf of the Company or the Operating Partnership to Participants, and by facilitating through electronic means acceptance of Outperformance Award Agreements by Participants.

21. Section 409A of the Code.

(a) This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the LTIP Units contemplated hereunder.

(b) Notwithstanding any other provision of this Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any LTIP Unit that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six-month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company and the Operating

Partnership shall not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

22. Electronic Delivery and Acceptance. The Company and Operating Partnership may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or Operating Partnership or a third party designated by the Company or Operating Partnership.

23. Acceptance and Agreement by the Participant. By accepting the Award (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s and the Operating Partnership’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Award will lapse forty-five (45) days from the Date of Grant, and the Award will be forfeited on such date if the Participant shall not have accepted this Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept this Agreement shall not affect the Participant’s continuing obligation sunder any other agreement between the Company or the Operating Partnership and the Participant.

24. No Advice Regarding Grant. The Company and the Operating Partnership are not providing any tax, legal or financial advice, nor is the Company or the Operating Partnership making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying LTIP Units. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

25. Imposition of Other Requirements. The Company and the Operating Partnership reserve the right to impose other requirements on the Participant’s participation in the Plan, on the Award and on any Shares or LTIP Units acquired under the Plan, to the extent the Company or the Operating Partnership determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

26. Waiver. The Participant acknowledges that a waiver by the Company or the Operating Partnership of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

27. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together with the Award Notice constitute one in the same agreement.

[Signatures follow]

INVITATION HOMES INC.

By:
Name:
Title:

INVITATION HOMES OPERATING PARTNERSHIP LP

By:	Invitation Homes OP GP LLC, as General Partner

By:
Name:
Title:

Acknowledged and Agreed as of the date first written above:

Participant Signature

Date:

[Signature Page to LTIP Unit Award Agreement]

APPENDIX A

Restrictive Covenants

1. Non-Competition; Nonsolicitation.

(a) The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Restricted Group (as defined below) and accordingly agrees as follows:

(i) During the Participant’s employment or service, as applicable, and for a period equal to one year following the date the Participant ceases employment or service, as applicable, for any reason (the “Restricted Period”), the Participant will not, without the prior written consent from the Company regarding the specific solicitations, engagements, or actions proposed, and such consent to be delivered in its sole, good faith discretion, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business the business of any then current or prospective client or customer with whom the Participant (or the Participant’s direct reports) had personal contact or dealings on behalf of the Company and its Subsidiaries during the one-year period preceding the Participant’s termination of employment or service, as applicable.

(ii) During the Restricted Period, the Participant will not, without prior written consent from the Company regarding the specific engagement, employment, or investment proposed, and such consent to be delivered in its sole, good faith discretion, directly or indirectly:

(A) engage in the Business in any geographical area that is within 20 miles of any geographical area where the Restricted Group engages in the Business (or has plans to engage in the Business during the Restricted Period);

(B) enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate to the Business; or

(C) acquire a 10% or greater financial interest in a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant.

(iii) Notwithstanding anything to the contrary in this Appendix A, the provisions of this Section 1 shall not restrict acquisition or ownership of any number of single family homes for personal use by the Participant or up to one hundred additional single family homes as personal investments.

(iv) During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(A) solicit or encourage any employee of the Restricted Group to leave the employment of the Restricted Group; or

(B) hire any employee of the Restricted Group who provided services to the Restricted Group as of the date of the Participant’s termination of employment or service or terminated employment within six months prior to the termination of the Participant’s employment or service, as applicable.

Except that Participant shall not be precluded from employing or contacting (1) any such employee who has been terminated by the Restricted Group (including, but not limited to, any employee terminated by the Company in connection with the merger of Starwood Waypoint Homes with the Company), or (2) any person who responds to general solicitations not specifically directed at either the Restricted Group or its respective employees.

(v) For purposes of this Appendix A:

(A) “Business” shall mean the business of acquiring controlling investments in, owning, developing, leasing, operating or managing one unit residential real properties for rent, including single-family homes in planned unit developments and individual single family townhomes and individual residential condominium units in a low-rise or high-rise condominium project, where such properties are located in the United States but excluding, for the avoidance of doubt, (1) any activities undertaken with the prior written consent of the Company sought in accordance with sub-sections (a)(i) or (a)(ii), and (2) acting as a broker with respect to leasing and sale transactions.

(B) “Competitor” shall mean any Person engaged in the Business in direct competition with the Company and its Subsidiaries, but excluding any Person for which less than 10% of its revenue during its most recent fiscal year is derived from activities similar to the Business.

(C) “Restricted Group” shall mean, collectively, the Company and its Subsidiaries.

(b) It is expressly understood and agreed that although the Participant and the Restricted Group consider the restrictions contained in this Section 1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant, the provisions of this Appendix A shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) The period of time during which the provisions of this Section 1 shall be in effect shall be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d) The provisions of this Section 1 shall survive the termination of the Participant’s employment or service for any reason.

(e) State Specific Provisions

(i) Notwithstanding anything herein to the contrary, Sections 1(a)(i) and 1(a)(ii) shall not apply to the Participant if the Participant’s principal place of employment or the state in which the Participant provides services, in each case on the Date of Grant, is located in the State of California.

(ii) Notwithstanding anything herein to the contrary, if the Participant’s principal place of employment or the state in which the Participant provides services, in each case on the Date of Grant, is located in the State of Colorado: (a) Section 1(a)(1) shall only apply to the extent the Participant earns, both at the time this Agreement is entered into and at the that this Agreement is enforced an amount of annualized cash compensation equivalent to or greater than 60% of the threshold amount ($76,254.60 in 2025) for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this Agreement is entered into and at the time of enforcement, and such activities will involve the inevitable use of, or near-certain influence by the Participant’s knowledge of, trade secrets, as defined by Colorado’s Uniform Trade Secrets Act (C.R.S. § 7-74-101, et seq.), disclosed to the Participant during the course of their employment with the Employer or any Subsidiary; and (b) Section 1(a)(2) shall only apply to the extent the Participant earns, both at the time this Agreement is entered into and at the that this Agreement is enforced an amount of annualized cash compensation equivalent to or greater than the threshold amount ($127,091 in 2025) for highly compensated workers as determined by the Colorado Department of Labor and Employment at the time this Agreement is entered into and at the time of enforcement, and such activities will involve the inevitable use of, or near-certain influence by the Participant’s knowledge of, trade secrets, as defined by Colorado’s Uniform Trade Secrets Act (C.R.S. § 7-74-101, et seq.), disclosed to the Participant during the course of their employment with the Employer or any Subsidiary.

(iii) Notwithstanding anything herein to the contrary, if the Participant’s principal place of employment or the state in which the Participant provides services, in each case on the Date of Grant, is located in the State of Illinois: (a) Section 1(a)(i) shall only apply if Participant’s annualized earnings exceed $45,000 (or such other amount as defined by or as required by Illinois law); and (b) Section 1(a)(ii) shall only apply if Participant’s annualized earnings exceed $75,000 (or such other amount as defined by or as required by Illinois law). The Participant further acknowledge that the Participant has been provided with 14 days of notice to consider this Agreement.

(iv) Notwithstanding anything herein to the contrary, Section 1(a)(ii) shall not apply to the Participant if the Participant’s principal place of employment or the state in which the Participant provides services, in each case on the Date of Grant, is located in the State of Minnesota.

(v) Notwithstanding anything herein to the contrary, if the Participant’s principal place of employment or the state in which the Participant provides services, in each case on the Date of Grant, is located in the State of Washington, Section 1(a)(2) shall only apply to the extent the Participant’s annualized earnings exceed $116,593.18 (or such other amount as defined by or as required by Washington law). If Participant’s services are terminated as a result of a layoff, the Company at its option (including based on a determination by the Company in its discretion that additional consideration is required by applicable law to render the covenant not-to-compete in Section 1(a)(2) enforceable), may elect to enforce the covenant not-to-compete contained in Section 1(a)(2) by making additional payments to Participant at a rate of up to Participant’s base salary at the time of termination for the period of enforcement minus compensation earned by Participant through subsequent service during the period of enforcement.

2. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) The Participant will not at any time (whether during or after the Participant’s employment or engagement, as applicable) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its Affiliates (other than its professional advisers who are bound by confidentiality obligations, lenders and partners or otherwise in performance of the Participant’s employment or engagement duties), any proprietary and non- public/confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Restricted Group (“Confidential Information”) without the prior written authorization of the board of directors of the Company; provided, however, that the conscious awareness of any Confidential Information (as opposed to the physical possession of documentary Confidential Information) by the Participant, and the Participant’s consideration of such information in connection with the Participant’s pursuit or evaluation of, involvement with or participation in, any project or activity that is not prohibited by this Appendix A shall be deemed not to constitute a breach of Section 2(a)(i)(x) or Section 2(a)(iv)(x) in any manner whatsoever, unless such Participant’s use of such Confidential Information has an objective and detrimental impact on the business of the Company and its Subsidiaries.

(ii) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (y) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge (it being understood that any information made available by an employee, officer or director of the Company Group shall not be protected by this exclusion); or (z) required by law to be disclosed; provided, that with respect to subsection (z) the Participant shall give prompt written notice to the Company of such requirement and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, the Participant will not disclose to anyone, other than the Participant’s family (it being understood that, in this Appendix A, the term “family” refers to the Participant, the Participant’s spouse, minor children, parents and spouse’s parents) and legal or financial advisors, the existence or contents of this Agreement; provided, that the Participant may disclose to any prospective future employer the provisions of Sections 1 and 2 of this Appendix A; provided, further, that any such employer agrees to maintain the confidentiality of such terms. This Section 2(a)(iii) shall terminate if any member of the Company Group publicly discloses a copy of the Restricted Stock Unit Agreement or this Appendix A (or, if any member of the Company Group publicly discloses summaries or excerpts of the Subscription Agreement or this Appendix A, to the extent so disclosed).

(iv) Upon termination of the Participant’s employment or service for any reason, the Participant shall (x) except as otherwise provided herein, cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Restricted Group; (y) immediately destroy, delete, or return to the Company, at the Company’s option and expense, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and reasonably cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which the Participant is or becomes aware.

(b) Intellectual Property.

(i) If the Participant creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Participant’s employment or engagement and within the scope of such employment or engagement and with the use of any the Company’s resources (the “Company Works”), the Participant shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) The Participant shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason, to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and in the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.

(iii) The provisions of Section 2 hereof shall survive the termination of the Participant’s employment or engagement, in either case, for any reason.

(c) Protected Rights. Nothing contained in this Agreement or any other plan, policy, agreement, or code of conduct or similar arrangement of the Company Group, limits Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, (ii) file a charge or complaint with, or communicate or cooperate with, any U.S. federal, state, or local governmental agency or commission (a “Governmental Entity”), or otherwise participate in any investigation or proceeding that may be conducted by a Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case all such charges, complaints, communications and disclosures are consistent with applicable law, or (iii) receive an award from a Governmental Entity for information provided under any whistleblower program, including the Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission.

3. Specific Performance. The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of Section 1 or 2 of this Appendix A may be inadequate and the Company may suffer irreparable damages as a result of such breach. In recognition of this fact, the Participant agrees that, in the event of a Restrictive Covenant Violation, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

Exhibit A

ELECTION TO INCLUDE SHARES IN

GROSS INCOME PURSUANT TO SECTION 83(b) OF THE

INTERNAL REVENUE CODE

The undersigned acquired LTIP Units (the “Units”) of Invitation Homes Operating Partnership LP (the “Company”) on [     ], 20[•] (the “Transfer Date”).

The undersigned desires to make an election to have the Units taxed under the provision of Section 83(b) of the Internal Revenue Code of 1986, as amended (“Code §83(b)”), at the time the undersigned acquired the Units.

Therefore, pursuant to Code §83(b) and Treasury Regulation §1.83-2 promulgated thereunder, the undersigned hereby makes an election, with respect to the Units (described below), to report as taxable income for calendar year 2025 the excess, if any, of the Units’ fair market value on the Transfer Date over the acquisition price thereof.

The following information is supplied in accordance with Treasury Regulation §1.83-2(e):

The name, address and social security number of the undersigned:

Name:

Address:

SSN:

A description of the property with respect to which the election is being made: [•] Units of the Company

The date on which the property was transferred: the Transfer Date. The taxable year for which such election is made: calendar year 20[•].

The restrictions to which the property is subject: The Units are subject to time and/or performance based vesting conditions. If the undersigned ceases to be employed by Invitation Homes Inc. and its subsidiaries under certain circumstances, all or a portion of the Units may be subject to forfeiture. The Units are also subject to transfer restrictions.

The aggregate fair market value on the Transfer Date of the property with respect to which the election is being made, determined without regard to any lapse restrictions: $0

The aggregate amount paid for such property: $0

A copy of this election has been furnished to the Secretary of the Company pursuant to Treasury Regulations §1.83-2(e)(7).

Dated: [_____], 20[•]

Name: [_____]